Exhibit 99.2.

                 MARATHON ANNOUNCES NEW EXECUTIVE VICE PRESIDENT

Houston, Texas, November 28, 2000 -- Marathon Oil Company today announced the appointment of J. L. "Corky" Frank to the position of Executive Vice President effective January 1, 2001. Mr. Frank will report to C. P. Cazalot, Jr., President, Marathon Oil Company.

In making the announcement, Cazalot noted, "Corky's strong leadership abilities have been instrumental in making Marathon Ashland Petroleum LLC a top performer in the downstream industry. We are pleased to have someone with his skills and extensive experience return to the Marathon Oil management team."

Frank was born in Santa Barbara, California, in 1936. He attended Texas A&M University where, in 1958, he received a bachelor's degree in Petroleum Engineering.

Frank served in a number of positions in Marathon's regional and worldwide production operations and played a leadership role in the development of Marathon's expertise for their initial move into offshore operations. In 1978 he was named Director for Marathon's Brae Project in the U.K. North Sea. He was elected Vice President, Production, for Marathon International Oil Company and President of Marathon Oil U.K., Ltd in 1984. He was named president of Marathon Petroleum Company and a Marathon Oil Director in 1985. He was named to the USX Corporation Corporate Policy Committee in 1990 and was appointed Executive Vice President, Refining Marketing, and Transportation for Marathon Oil Company in 1991.

In 1997, when Marathon Oil Company and Ashland, Inc., announced the merger of their refining, marketing, and transportation activities, Frank was named President of the new company, Marathon Ashland Petroleum, LLC.

Frank is a director of the American Petroleum Institute and a member of the Society of Petroleum Engineers. He is also a member of the Texas A&M University's Dwight Look College of Engineering External Advisory & Development Council.

Marathon Oil Company is a part of the USX-Marathon Group (NYSE: MRO), a unit of USX Corporation.